Exhibit 10.1

LEASE

LANDLORD:

3515-3585 MONROE STREET, LLC,

a Delaware limited liability company

TENANT: EXTREME NETWORKS, INC.

a Delaware corporation

SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

THIS SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS (“Summary”) is hereby incorporated into and made a part of the attached Lease (“Lease”). All references in the Lease to the Lease shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. If there is any inconsistency between the Summary and the Lease, the provisions of the Lease shall control.

1.1	Landlord’s Address:	c/o Cornish and Carey RiverRock
	(for Notices)	2804 Mission College Blvd., Suite 120
Santa Clara, CA 95054

	With a copy of	The Irvine Company
	Notices to:	550 Newport Center Drive
Newport Beach, CA 92260
Attn: Senior Vice-President, Property Operations,
Irvine Office Properties

	Landlord’s Address:	The Irvine Company
	(for payments)	Dept. 01159
P.O. Box 39000
San Francisco, CA 94139-0081

	Tenant’s Address:	Extreme Networks, Inc.
c/o Diane Honda, VP
General Counsel and Secretary
3585 Monroe Street
Santa Clara, CA 95051
Telephone: (408) 579-3056
Facsimile: (408) 579-3029

1.2 Site. The “Site” consists of approximately 16.0 acres of real property located at 3515-3585 Monroe Street, City of Santa Clara, State of California. The Site includes all buildings, improvements, parking areas, and facilities, now located on the Site, as depicted on the site plan attached hereto as Exhibit A.

1.3 Premises. The premises (“Premises”) includes the approximately 132,864 rentable square feet of office space located in the two buildings having street addresses of 3585 and 3565 Monroe Street, Santa Clara, California, and sometimes referred to as Buildings 1 and 3 and, for the period described in Section 2.2, the approximately 88,936 rentable square feet of space located in the building having a street address of 3535 Monroe Street and sometimes referred to as Building 5. The Premises shall also include the approximately 300 square feet of space within the security office located between Buildings 1 and 5 (the “Security Office”). All of the terms of this Lease shall apply to the Security Office except that no separate Rent shall be payable in respect of the Security Office. Additionally, Tenant shall have the right to use Building 4 located at 3515-3525 Monroe Street on an occasional basis as provided in Section 27. The Premises are set forth on Exhibit A attached hereto.

1.4 Term. The term of the Lease shall commence on                     (the “Commencement Date”) and terminate on August 31, 2014 (the “Expiration Date”) unless sooner terminated as provided herein (the “Term”). Notwithstanding the foregoing, prior to the Expiration Date, Tenant shall have the right to terminate the Lease by delivering thirty (30) days prior written notice to Landlord.

1.5 Monthly Basic Rent. Upon the Commencement Date, Tenant shall pay to Landlord an amount equal to the Monthly Basic Rent due for the first (1st) month of this Lease. Thereafter, the Monthly Basic Rent shall be paid by Tenant to Landlord on the first day of each month during the Term of this Lease. Tenant shall pay to Landlord for the lease of the Premises, in advance and without offset, deduction or demand, the following Monthly Basic Rent amounts:

Months	Monthly Basic Rent for Buildings 1 & 3	Total Monthly Rent for Building 5
Commencement Date to January 31, 2013	$122,200	$5,000
February 1, 2013 to June 30, 2013	$122,200
July 1, 2013 to August 31, 2013	$357,500
September 1, 2013 to February 28, 2014	$455,000
March 1, 2014 to August 31, 2014	$520,000

1.6 Expense Reimbursement. In addition to the monthly basic rent set forth in Section 1.5 above for Buildings 1 and 3 and the Security Office (the “NNN Premises”), Tenant shall pay to Landlord a fixed monthly contribution towards Exterior Operating Expenses and Real Property Taxes and Assessments (as defined in the Lease) with respect to the NNN Premises equal to $37,200 per month (the “Monthly Expense Contribution”). The foregoing Monthly Expense Contribution expressly excludes the cost of (i) any utilities for which Tenant is responsible pursuant to Sections 4.3 and 4.6 of the Lease, (ii) any building maintenance and repair costs for which Tenant is responsible pursuant to Section 4.3 of the Lease, (iii) any insurance required to be maintained by Tenant pursuant to Section 17 of the Lease and (iv) any other costs for which Tenant is responsible pursuant to the express terms of the Lease and, without limiting the foregoing, Tenant shall pay directly all such costs associated with maintaining and operating the Premises during the Term, including, without limitation, utilities, maintenance costs, repair costs and insurance premiums under Tenant’s insurance. Under no circumstances or conditions, whether now or hereafter arising, or whether within or beyond the present contemplation of the parties, shall Landlord or its successors or assigns be expected or required to make any payment of any kind whatsoever, or be under any other obligation or liability hereunder, except as otherwise specifically set forth in this Lease. To the extent that Landlord pays any such costs or expenses that are otherwise required to be paid by Tenant pursuant to this Lease, Tenant shall reimburse Landlord within twenty (20) days of Landlord’s written demand therefore. The monthly rental set forth in Section 1.5 above for the portion of the Premises located within Building 5 is intended to be a “gross” rental and Tenant shall not be required to pay any additional amount under this Lease for Exterior Operating Expenses or Real Property Taxes and Assessments attributable to the portion of the Premises located within Building 5.

1.7 Permitted Use. Tenant’s business use including all existing uses (“Permitted Use”).

1.8 Parking. Tenant shall have the non-exclusive right to use all of the parking spaces within the Site at no charge throughout the Term, subject to the limitations set forth in Section 5.2. Tenant shall not park nor permit to be parked any inoperative vehicle or equipment on any portion of the parking area without Landlord’s prior written consent.

LEASE

This Lease, which includes the Summary attached hereto and incorporated herein by this reference, is made as of the 11th day of September, 2012 (“Effective Date”), by and between 3515-3585 Monroe Street, LLC, a Delaware limited liability company (“Landlord”), and Extreme Networks, Inc., a Delaware corporation (“Tenant”).

1. Premises.

1.1 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described in Section 1.3 of the attached Summary. Such Lease is upon, and subject to, the terms, covenants and conditions herein set forth.

1.2 Measurement of Premises. The Premises demised by this Lease includes all of the interior space within the headquarters buildings identified in the Summary.

2. Term.

2.1 Term for Buildings 1, 3 and Security Office; Notice of Lease Dates. The Term of this Lease for Buildings 1, 3 and the Security Office shall be for the period designated in Section 1.4 of the Summary commencing on the Commencement Date and ending on the Expiration Date unless the Lease is sooner terminated as provided herein.

2.2 Term for Building 5. The Term of this Lease for Building 5 shall be for the period commencing on the Commencement Date and ending on January 31, 2013, unless sooner terminated by Tenant upon not less than thirty (30) days prior written notice to Landlord.

3. Rent.

3.1 Monthly Basic Rent. During the Term of the Lease, Tenant shall pay Landlord, as Monthly Basic Rent for the Premises, the Monthly Basic Rent in the amounts designated in Section 1.5 of the Summary. The Monthly Basic Rent shall be paid by Tenant in monthly installments in advance commencing on the Commencement Date, and thereafter on the first day of each and every calendar month during the Term, without demand, notice, deduction or offset except as will be paid upon Tenant’s execution and delivery of this Lease to Landlord. Monthly Basic Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

3.2 Additional Rent. With respect to the NNN Premises, Tenant shall pay as Additional Rent to Landlord the Monthly Expense Contribution in the amount designated in Section 1.6 of the Summary.

3.3 Rent. Monthly Basic Rent, Additional Rent, and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease are herein referred to collectively as “Rent,” and all remedies applicable to the nonpayment of Rent shall be applicable thereto. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.

4. Landlord’s Rights; Maintenance and Utilities Costs; Exterior Operating Expenses and Real Property Taxes and Assessments; Insurance Costs.

4.1 Definitions. During the Term of this Lease, Tenant shall have the exclusive right to use the Premises including, without limitation, any fixtures, systems, décor and facilities used in connection therewith, and a non-exclusive right to use the parking contained, maintained or used in connection with the Site.

4.2 Landlord’s Reserved Rights. Upon at least twenty four (24) hours prior notice to Tenant, Tenant shall permit the Landlord and its authorized representatives to enter the Premises during normal business hours, and at other reasonable times, to inspect and show the Premises. Furthermore, Landlord shall have the right, but not the obligation, to make such repairs, improvements, alterations or additions in the Premises as required by applicable law that Tenant has failed to make after thirty (30) days prior notice of the need for such repairs, improvements, alterations or additions from Landlord. In addition, Landlord reserves the right from time to time to do any of the following on the Premises, as long as such acts do not unreasonably interfere with Tenant’s use of or access to the Premises: to conduct testing, measuring and other inspections, or to access as needed for its planning or governmental approvals related to the remediation of hazardous materials or the future use of the Site, or to perform such other acts with respect to the Premises and Site, as Landlord may, in the exercise of good faith business judgment, deem to be appropriate or necessary.

4.3 Maintenance and Utilities Costs. Tenant shall, at Tenant’s sole cost and expense, keep and maintain the Premises in such condition required for Tenant’s use of the Premises and in accordance with all applicable laws. Any repairs or replacements performed by Tenant pursuant to this Section 4.3 must be performed in accordance with all applicable laws. Landlord shall not be required or expected to perform or pay for any maintenance or repairs to the Premises, or furnish or pay for any utilities or services to the Premises, and Tenant will have the use of all services and utilities to the Premises at no cost to Landlord. To the extent changes or alterations to the Premises are required by any governmental authority in compliance with law and not caused by or related to Tenant’s specific use or work at the Premises, Tenant shall not be responsible to make such changes or alterations or to pay for such work.

4.4 Definition of Exterior Operating Expenses and Real Property Taxes and Assessments. “Exterior Operating Expenses and Real Property Taxes and Assessments;” means: (i) all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Site (including without limitation any supplemental assessments based on the purchase price paid to Tenant by Landlord for the Site); (ii) commercial general liability insurance carried by Landlord with respect to the Site; (iii) landscaping maintenance and repairs, including, without limitation, tree trimming; (iv) a management fee payable to Landlord; (v) exterior pest control; (vi) parking lot sweeping, maintenance and repair; and (vii) miscellaneous maintenance and repairs to the exterior common areas of the Site.

4.5 Insurance Costs. Each party will pay the costs and premiums of any insurance required to be carried by such party pursuant to this Lease.

4.6 Utilities Costs. Tenant shall pay directly its own utility costs for use of the Premises.

4.7 Maintenance of Exterior Portions of Site. Subject to payment by Tenant of the Monthly Expense Contribution in the amount set forth in Section 1.6 above to Landlord, Landlord shall, throughout the term of this Lease, maintain the exterior common areas of the Site (including, without limitation, all landscaping and parking areas located therein) in good order and repair.

4.8 Real Property Taxes and Assessments. Subject to payment by Tenant of the Monthly Expense Contribution in the amount set forth in Section 1.6 above to Landlord, Landlord shall pay, prior to delinquency, all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Site (including without limitation any supplemental assessments based on the purchase price paid to Tenant by Landlord for the Site).

5. Use.

5.1 General. Tenant shall use the Premises solely for the Permitted Use specified in Section 1.8 of the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever. Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises, and all laws, statutes, codes, rules and regulations now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises, including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990, as amended (“ADA”) as it pertains to Tenant’s use, occupancy, improvement and alteration of the Premises, whether structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises, regardless of the period of time remaining in the Term. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, or the Site, nor commit or suffer to be committed any waste in, on or about the Premises or the Site.

5.2 Parking. During the Term of the Lease, Tenant will have use, at no extra cost, of the parking facilities located within the Site. Notwithstanding the foregoing, at any time after Tenant has vacated Building 5, Landlord may require by written notice to Tenant that Tenant utilize only the parking spaces located on the western portion of the Site directly serving Buildings 1 and 3.

5.3 Signs. Tenant shall be allowed to keep its current signage on the Site during the Term of this Lease. Tenant shall not post or erect any additional signage on the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s commercially reasonable discretion. All costs associated with any new signage erected by Tenant pursuant thereto shall be borne by Tenant.

5.4 Hazardous Materials. Tenant shall (i) obtain and maintain in full force and effect all Environmental Permits that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises and (ii) be and remain in compliance in all material respects with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises. As used in this Lease, the term “Environmental Law” means any past, present or future federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved there under, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute “Hazardous Materials” as defined in this Lease) used in compliance with Environmental Laws, Tenant agrees during the Term of this Lease not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises or any other portion of the Site without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Site and the Premises, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Site or the Premises or any portion thereof by Tenant or any of its employees, contractors or agents during the Term of this Lease. Tenant agrees to indemnify, protect, defend and hold harmless Landlord and its members, employees, agents, successors and assigns from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Site or the Premises which are caused or permitted by Tenant or its employees, agents or contractors during the Term of this Lease. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials in or on the Site or the Premises which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls, and freon and other chlorofluorocarbons. The provisions of this Section 5.4 will survive the expiration or earlier termination of this Lease.

6. Payments and Notices.

6.1 All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the following address, or to such other persons or at such other places as Landlord may hereafter designate in writing:

The Irvine Company

Dept 01158

PO Box 39000

San Francisco, California 94139-0001

Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), or by registered or certified mail, postage prepaid, return receipt requested, addressed as designated in Section 1.1 of the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (ii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs.

6.2 When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute

7. Brokers.

Each party will be responsible solely to its own Broker, if any, for any commissions owed, if any, or claimed to be owed in connection with said transaction.

8. Surrender; Holding Over.

8.1 Surrender of Premises. Upon the expiration of the Term or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord and exclusive possession of the Premises to Landlord, broom clean, in the same condition as existed on the Commencement Date, normal wear and tear and damage by fire and other casualty excepted, with all of Tenant’s personal property removed therefrom.

8.2 Hold Over. Tenant shall have no right to holdover possession of the Premises. Any holding over after the expiration or earlier termination of the Lease, without the express written consent of Landlord, shall constitute a default under this Lease. If Tenant does not surrender and vacate the Premises upon the termination of this Lease, Tenant shall be a tenant at sufferance and the parties having agreed, without limiting Landlord’s remedies provided in this Lease, that the daily rental rate shall be one hundred twenty five percent (125%) of the Monthly Basic Rent due in the last month prior to the expiration or earlier termination of this Lease, plus Additional Rent, and shall be due the first of each month, and shall otherwise be on the terms and conditions herein specified.

8.3 No Effect on Landlord’s Rights. The foregoing provisions of this Section 8 are in addition to, and do not effect, Landlord’s right of re-entry or any other rights of Landlord hereunder or otherwise provided by law or equity.

9. Taxes on Tenant’s Property.

Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures). If any such taxes or assessments are levied against Landlord, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, and Tenant shall reimburse Landlord therefore upon demand by Landlord; provided, however, Tenant, at its sole cost and expense, shall have the right to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

10. Condition of Premises; Repairs.

Tenant hereby acknowledges that Tenant is currently occupying the Premises and agrees that the Premises is taken “AS-IS,” “with all faults,” “without any representations or warranties,” and Tenant further acknowledges and agrees that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Site or the suitability of same for Tenant’s purposes.

11. Alterations.

Any alterations to the Premises desired by Tenant shall be made by Tenant at Tenant’s sole cost and with no liability to Landlord. Tenant may make alterations to the Premises without Landlord’s prior written consent; provided, that such alterations, in Landlord’s reasonable discretion, (i) do not materially increase Landlord’s costs for demolishing and removing the improvements on the Premises following the termination of this Lease; or (ii) adversely impact the value of the Property. To the extent Landlord’s consent is required, such consent may be given or withheld in Landlord’s sole discretion. Tenant shall complete all of Tenant’s work in good and workmanlike manner, fully paid for and free from liens. Any such alterations may remain with the Premises at the expiration or earlier termination of the Lease, as reasonably desired by Tenant.

12. Liens.

Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Premises or Site by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant’s agents, employees, contractors, licensees or invitees. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

13. Assignment and Subletting.

13.1 Restriction on Transfer. This Lease is personal to Tenant or its Affiliate as hereinafter defined and Tenant shall not otherwise assign or sublease this Lease without Landlord’s written consent, which may be withheld in Landlord’s sole discretion.

13.2 Permitted Controlled Transfers. Tenant may assign this Lease (herein, a “Permitted Transfer”), without Landlord’s consent but with prior written notice, and without releasing Tenant of any liability under this Lease, to an “Affiliate,” i.e., a parent or subsidiary of Tenant or the parent or subsidiary of any entity which controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger, reorganization or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as an on-going concern or to any person or entity which acquires substantially all of the shares of Tenant, provided that: (i) Tenant shall not be in default in the performance of any of its obligations under this Lease at the time of the Permitted Transfer; (ii) at least 10 days prior to the effective date of such Permitted Transfer (provided, if such prior notice is not allowed by applicable law or restrictions on Tenant with regards to such transaction, then such notice shall be provided within 10 days after the effective date of such Permitted Transfer), Tenant shall furnish Landlord with the name of the Affiliate and a written certification from an officer of Tenant certifying (A) the manner in which the proposed Affiliate is affiliated with Tenant, (B) that the type of business conducted in the Premises will not materially change as a result of such Permitted Transfer, and (C) that the net worth of the Affiliate is substantially equal or greater to the net worth of Tenant on the date just prior to the merger or acquisition and Permitted Transfer, (iii) the Affiliate assumes, in full, the obligations of Tenant under this Lease, (iv) Tenant remains fully liable under this Lease; and (v) the use of the Premises under Section 5 above remains unchanged.

14. Indemnification and Exculpation.

14.1 Assumption of Risk and Waiver. Unless directly caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, or construction activities of Landlord on the Premises or the property adjacent to the Premises in connection with Landlord’s redevelopment of those properties (“Landlord’s Redevelopment Work”), Landlord shall not be liable to Tenant, Tenant’s employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by others. Landlord shall in no event be liable to Tenant for any consequential damages or for loss of revenue or income and Tenant waives any and all claims for any such damages.

14.2 Indemnification. Except to the extent directly caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors, or Landlord’s

Redevelopment Work, Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and its employees, contractors, agents and assigns harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence at the Premises, (b) the use of the Site and the Premises and conduct of Tenant’s business or any other activity, work or thing done, permitted or suffered by Tenant or its employees, contractors or agents, or (c) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property on the Site or Premises, or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy thereof. In case any action or proceeding is brought against Landlord by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably acceptable to Landlord. The indemnification obligations under this Section 14.2 shall survive the expiration or earlier termination of this Lease.

15. Damage or Destruction. In the event the Premises are damaged by fire or other casualty to an extent that they are not useable by Tenant, then Landlord shall have no obligations to repair or restore the Premises. In such event, Tenant may terminate this Lease within thirty (30) days written notice to Landlord effective as of the date of the notice; provided, however, that (a) Landlord shall be entitled to retain all insurance proceeds obtained from Landlord’s insurance (as a direct insured or additional insured) relating to such casualty covering the buildings, the parking area, and any and all other Landlord property or improvements; and (b) Tenant shall be entitled to retain all insurance proceeds from Tenant’s insurance relating to such casualty covering Tenant’s Property (as defined below). Tenant may, at its sole election and subject to Section 5.1 herein, repair, reconstruct and restore the Premises damaged by such casualty, in which case this Lease shall continue in full force and effect, without any abatement of rent and Tenant shall remain liable for all rents, covenants and obligations contained in this Lease.

16. Eminent Domain.

(a) In case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority.

(b) In the event of any taking or condemnation not resulting in termination of this Lease, this Lease shall continue in effect with respect to the portion of the Premises not so taken, except that the rent payable shall be reduced by a fraction, the numerator of which shall be the number of square feet of the Premises taken or condemned, and the denominator of which shall be the square footage of the Premises prior to the taking or condemnation. Tenant will, with all due diligence and at its own cost and expense, repair and restore the Premises or what may remain of it to its former condition to the extent practicable, and to the extent that Tenant has received an award or compensation for such repair or restoration.

(c) Landlord shall give Tenant prompt notice of a taking or proposed taking by eminent domain or through temporary or permanent easements of all or any portion of the Premises, and Landlord shall include Tenant in any discussions or negotiations with the right of way agent or other condemning authority.

(d) Nothing herein contained shall prevent Landlord and Tenant from prosecuting claims in any condemnation proceeding for the value of their respective interest. Landlord shall be entitled to the entire condemnation award including, without limitation, all amounts attributable to the real property which comprises the Premises and Tenant shall only be entitled to that portion of the award attributable to the taking of Tenant’s fixtures, equipment, leasehold improvements, relocation expenses and goodwill.

17. Insurance.

17.1 Types of Insurance. On or before the earlier of the Commencement Date and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance:

(a) Special Form (formerly known as All Risk) insurance, including fire and extended coverage, sprinkler leakage, vandalism, and malicious mischief upon the Premises and any property of every description and kind owned by Tenant and located in the Premises or Site “Tenant’s Property”), in an amount as determined by Tenant in its sole discretion.

(b) Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease), with an initial combined single limit of liability of not less than Two Million Dollars ($2,000,000.00). This coverage may be obtained through a separate policy or in combination with another excess liability or umbrella policy.

(c) Worker’s compensation and employer’s liability insurance, in statutory amounts and limits, covering all persons employed in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

17.2 Requirements. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers authorized to do business in the State of California and rated not less than financial class VIII, and not less than policyholder rating A- in the most recent version of Best’s Key Rating Guide; and (b) name Tenant as named insured thereunder and Landlord as additional insured thereunder with certificate holder status, all as their respective interests may appear. Tenant will provide Landlord with certificates of insurance, confirming the above as of the Commencement Date and shall cause replacement policies or certificates to be delivered to Landlord not less than ten (10) days prior to the expiration of any such policy or policies. Tenant shall provide Landlord with a copy of the foregoing insurance policies and related endorsements within thirty (30) days after Landlord’s written request.

18. Landlord’s Insurance.

During the Term, Landlord shall also carry commercial general liability insurance, in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar site. At Landlord’s option, such insurance may be carried under any blanket or umbrella policies which Landlord has in force for other projects. Landlord is not obligated by this Lease to carry any Special Form (formerly known as All Risk Insurance) on the Premises.

19. Default.

19.1 Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant:

(a) the failure by Tenant to make any payment of Rent or Additional Rent or any other payment required to be made by Tenant hereunder, when such failure continues for five (5) days after written notice thereof from Landlord that such payment was not received when due;

(b) the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Section 19.1(a) above and Sections 20(b) and 21.1 hereafter, where such failure shall continue for a period of twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that, if the nature of Tenant’s default is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said twenty (20) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord;

(c) (i) the making by Tenant of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against the Tenant, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where possession is not restored to Tenant within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days;

(d) Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or be reduced or materially changed, except as permitted in this Lease; and

(e) Any failure by Tenant to discharge any lien or encumbrance placed on the Site or Premises or any part thereof due to Tenant’s work of improvements within twenty (20) days after the date such lien or encumbrance is filed or recorded against the Site or Premises or any part thereof.

Any notice sent by Landlord to Tenant pursuant to this Section 19 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161.

19.2 Remedies. Upon the occurrence of default under this Lease by Tenant, Landlord may, without prejudice to any other rights and remedies available to a landlord at law, in equity or by statute, exercise one or more of the following remedies, all of which shall be construed and held to be cumulative and non-exclusive: (a) terminate this Lease and reenter and take possession of the Premises, in which event, Landlord is authorized to make such repairs, refurbishments or improvements to the Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purposes of reletting the Premises and the costs and expenses incurred in respect of such repairs, refurbishments, and improvements and the expenses of such reletting (including brokerage commissions) shall be paid by Tenant to Landlord within ten (10) days after receipt of Landlord’s statement; or (b) without terminating this Lease, reenter and take possession of the Premises; or (c) without such reentry, recover possession of the Premises in the manner prescribed by any statute relating to summary process, and any demand for Rent, reentry for condition broken, and any and all notices to quit, or other formalities of any nature to which Tenant may be entitled, are hereby specifically waived to the extent permitted by law; or (d) without terminating this Lease, Landlord may relet the Premises as Landlord may see fit without thereby avoiding or terminating this Lease, and for the purposes of such reletting, Landlord is authorized to make such repairs, redecorating, refurbishments or improvements to the Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, redecorating, and refurbishments and expenses of such reletting (including brokerage commissions) and the collection of Rent accruing from such reletting) each month to equal the Rent payable hereunder, then Tenant shall pay such deficiency each month within ten (10) days after receipt of Landlord’s statement; or (e) Landlord may declare immediately due and payable all the remaining installments of Rent, and such amount, less the fair rental value of the Premises for the remainder of the Term shall be paid by Tenant within ten (10) days after receipt of Landlord’s statement. Landlord shall not by reentry or any other act, be deemed to have terminated this Lease, or the inability of Tenant for the total Rent reserved under this Lease or for any installment of Rent then due or subsequently accruing, or for damages, unless Landlord notifies Tenant in writing that Landlord has so elected to terminate this Lease. After the occurrence of a default, the acceptance of Rent, or the failure to reenter by Landlord shall not be deemed to be a waiver of Landlord’s right to thereafter terminate this Lease and exercise any other rights and remedies available to it, and Landlord may reenter and take possession of the Premises as if no Rent had been accepted after the occurrence of a default. Upon the occurrence of a default, all privileges and contingencies which may be exercised by Tenant under this Lease including, without limitation, options to renew, extend and expand, as well as relocation rights, contraction rights, termination or other rights which may be exercised by Tenant during the Term of this Lease shall be void and of no further force and effect. If any installment of Rent or any other payment is not paid on or before the fifth (5th) day of the calendar month, it shall bear interest at a rate equal to ten percent (10%) per annum from the date on which it becomes due until paid.

19.3 Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any Monthly Basic Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Accordingly, if any monthly installment of Monthly Basic Rent or any other amount payable by Tenant hereunder is not received by Landlord by the due date thereof, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge; provided, however, no such late charge shall apply for the first late payment during any twelve (12) month period unless a three (3) day written notice is given to Tenant and Tenant fails to cure within that time. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment. Acceptance of a late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

20. Subordination.

(a) This Lease shall be subordinate to any mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Site and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the Rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms.

(b) Tenant agrees to execute any documents required to effectuate an attornment, subordination and non-disturbance. Tenant’s failure to execute such documents within ten (10) business days after written demand shall constitute a material default by Tenant hereunder without further notice to Tenant.

21. Estoppel Certificate.

21.1 Tenant’s Obligations. Within ten (10) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of Tenant’s knowledge, any defaults under this Lease by either party, except as specified in such certificate; and (e) such other matters as are reasonably requested by Landlord. Any such estoppel certificate delivered pursuant to this Section 21.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Site, as well as their assignees. Tenant’s failure to deliver such estoppel certificate within such time shall constitute a default hereunder without the applicability of any notice and cure periods.

22. Quiet Use and Enjoyment.

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet use and enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, subject to the covenants and conditions set forth in this Lease.

23. Transfer of Landlord’s Interest.

Landlord shall have the absolute right to transfer all or any portion of its respective title and interest in the Site, the Premises or this Lease without the consent of or prior notice to Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

24. Limitation on Landlord’s Liability.

Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to Landlord’s interest in the Premises and no other assets of Landlord.

25. Miscellaneous.

25.1 Governing Law. This Lease shall be construed and interpreted in accordance with the laws of the State of California. The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the Exhibits and any Addenda attached hereto. All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease. Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa.

25.2 Successors and Assigns. All of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns.

25.3 Professional Fees. If either party should bring suit against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all reasonable costs and expenses incurred by the prevailing party therein (including, without limitation, its reasonable appraisers’, accountants’, attorneys’ and other professional fees and court costs), shall be paid by the other party.

25.4 Waiver. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms.

25.5 Time. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor. All references in this Lease to “days” shall mean calendar days unless specifically modified herein to be “business day,” which is any day which falls on Monday through Friday, excluding holidays observed by the United States Postal Service.

25.6 Prior Agreements; Amendments. This Lease (and the Exhibits attached hereto) contain all of the covenants, provisions, agreements, conditions and understandings between the parties concerning the leasing of the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

25.7 Exhibits. All Exhibits attached to this Lease are hereby incorporated in this Lease as though set forth at length herein.

25.8 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

25.9 Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

26. Waiver of Jury Trial.

TO THE EXTENT PERMISSIBLE BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

27. Right to Use Building 4. At all times during the Term, Tenant shall have the right, without the payment of Additional Rent therefor, to use the open areas of Building 4 for large group meetings, but not more often than two (2) times in any calendar month. Tenant shall provide Landlord with not less than 48 hours’ prior written notice of the times of any desired use. Landlord shall provide Tenant with access to Building 4 for such use, but Tenant shall not be entitled to a key to Building 4. Tenant shall have no obligation to pay any portion of the maintenance costs for Building 4, but shall use Building 4 at its own risk, and Landlord shall not be responsible for any costs, expenses or liabilities incurred by Tenant in connection with such use.

(Signatures continued on next page.)

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

TENANT: Extreme Networks, Inc., a Delaware corporation		LANDLORD: 3515-3585 Monroe Street LLC, a Delaware limited liability company

By:	/s/ Diane Honda	By:	/s/ Christopher Marsh
Print Name: Diane Honda		Print Name: Christopher Marsh
Print Title: VP, General Counsel, & Secretary		Print Title: Executive VP of Apartment Dev

		By:	/s/ Nicholas Reichert
Print Name: Nicholas Reichert
Print Title: VP Accounting and Asst Secretary

EXHIBIT A SITE PLAN

DEPICTING PREMISES

SITE PLAN

BUILDING 1
TWO STORY
77,416 S.F.
BUILDING 5
TWO STORY
88,936 S.F.
BUILDING 3
TWO STORY
56,448 S.F.
BUILDING 4
ONE STORY
52,464 S.F.

21A-